File No. 70-9353
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM U-1
                       ----------------------------------


                           APPLICATION OR DECLARATION

                                    under the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                               AEP RESOURCES, INC.
                            AEP ENERGY SERVICES, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                 A. A. Pena, Senior Vice President and Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215

                                      * * *

                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                   (Names and addresses of agents for service)


         American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), AEP Energy Services, Inc. ("AEPES") and AEP Resources, Inc. ("Resources"), wholly-owned non-utility subsidiaries of AEP, hereby amend the Form U-1 Application-Declaration in File No. 70-9353 by amending and restating
Item 3. Applicable Statutory Provisions as follows:

ITEM 3.  APPLICABLE STATUTORY PROVISIONS

         Sections 6, 7, 9, 10 and 12 and Rule 45 under the 1935 Act may be applicable with respect to the proposed activities.

         To the extent that the proposed transactions are considered by the Commission to require authorization, approval or exemption under any section of the 1935 Act or provision of the rules or regulations other than those specifically referred to herein, request for such authorization, approval or exemption is hereby made.


                             Compliance with Rule 54

         Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. All applicable conditions of Rule 53(a) are currently satisfied except for clause (1). As of September 30, 2000, AEP, through its subsidiaries, had an aggregate investment in EWGs and FUCOs of $1,865,869,000. This investment represents approximately 53.2% of $3,509,500,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 2000. AEP consummated the merger with Central and South West Corporation ('CSW') on June 15, 2000 pursuant to an order dated June 14, 2000 (HCAR No. 27186), which further authorized AEP to invest up to 100% of its consolidated retained earnings, with consolidated retained earnings to be calculated on the basis of the combined consolidated retained earnings of AEP and CSW (the '100% Order'). Although AEP's aggregate investment exceeds the 50% 'safe harbor' limitation contained in Rule 53, AEP's aggregate investment is below the 100% limitation authorized under the 100% Order.

         As of December 31,  1999,  the most recent  period for which  financial statement information was evaluated in the 100% Order, AEP's consolidated capitalization (including CSW on a pro forma basis) consisted of 37.3% common and preferred equity and 62.7% debt. As of September 30, 2000, AEP's consolidated capitalization consisted of 63.9% debt and 36.1% common and preferred equity, consisting of 330,993,401 shares of common stock representing 35.4% and $161 million principal amount of preferred securities representing 0.7%. AEP believes this ratio remains within acceptable ranges and limits. Further, AEP's interests in EWGs and FUCOs have contributed positively to its consolidated earnings since the date of the 100% Order.

         As of December 31, 1999, Standard & Poor's rating of secured debt for AEP's Operating Subsidiaries was as follows: APCo, A; CSP, A-; I&M, A-; KPCo, A; and OPCo, A-. As of December 31, 1999, Standard & Poor's rating of secured debt for CSW's Operating Subsidiaries was as follows: Central Power and Light Company ('CPL') A; Public Service Company of Oklahoma ('PSO'), AA-; Southwestern Electric Power Company ('SWEPCo'), AA-; and West Texas Utilities Company ('WTU'), A.

         As of September 30, 2000, Standard & Poor's rating of secured debt for AEP's Operating Subsidiaries was as follows: APCo, A; CSP, A-; I&M, A-; KPCo, A-and OPCo, A-. As of September 30, 2000, Standard & Poor's rating of secured debt for CSW's Operating Subsidiaries was as follows: CPL, A-; PSO, A; SWEPCo, A; and WTU, A-.

         AEP will continue to maintain in conformity with United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). AEP does, and will continue to, comply with the requirement that no more than 2% of the employees of AEP's electric utility operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which AEP directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, AEP will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility operating subsidiaries, satisfying Rule 53(a)(4). Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.

         Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($3,509,500,000) represented a decrease of approximately $9,490,000 (or 0.003%) in the average consolidated retained earnings from the previous four quarterly periods ($3,518,990,000); and (iii) for the fiscal year ended December 31, 1999, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.

         As noted, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs. In connection with its consideration of AEP's application for the 100% Order and preceding Orders, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP, nor would it have an adverse impact on any of its electric utility operating subsidiaries or their customers, or on the ability of state commissions to protect the electric utility operating subsidiaries or their customers.



                Exhibit F, Opinion of Counsel, is filed herewith.


                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                           AMERICAN ELECTRIC POWER COMPANY, INC.
                                           AEP ENERGY SERVICES, INC.
                                           AEP RESOURCES, INC.



                                           By: /s/ A. A. Pena
                                                A. A. Pena
                                                Treasurer

Dated:  December 20, 2000



                                                                       EXHIBIT F

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

December 20, 2000

Re:      American Electric Power Company, Inc. ("AEP")
         AEP Energy Services, Inc. ("AEPES")
         AEP Resources, Inc. ("Resources")
         SEC File No. 70-9353

Gentlemen:

In connection with the transactions proposed and described in the post-effective amendments to the Application or Declaration on Form U-1 filed by AEP, AEPES and Resources (the "Companies") with this Commission in the captioned proceeding, to which this opinion is an exhibit, I wish to advise you as follows:

I am of the opinion that the Companies are corporations validly organized and duly existing under the laws of the states in which they were incorporated.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration:

(a) all state laws applicable to the proposed transactions will have been complied with:

(b) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Companies or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Application or Declaration, as amended.

Very truly yours,

/s/  William E. Johnson

William E. Johnson
     Counsel for
American Electric Power Company, Inc.
AEP Energy Services, Inc.
AEP Resources, Inc.